Peruvian Silver-Gold Venture Offers Immense Exploration Upside to Magellan Shareholders

FOR IMMEDIATE RELEASE

                         July 3, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) today highlighted the promising exploration potential of its Niñobamba exploration project located in south-central Peru. The Company has the right to earn a 50% interest in the project from Rio Silver Inc. (TSX.V:  RYO) through expenditures of $2.0 million over three years. Since the agreement was announced in July 2016, the exploration venture has substantially expanded its ground holdings from one original concession to currently a consolidated land package comprising five concessions covering 36.5 square kilometers (9,027 acres). The concessions encompass an extensively altered and mineralized trend that extends for over six kilometres and contains a number of largely untested and open-ended silver and gold anomalies. The mineralized system exhibits excellent potential for discovery of one or more large, bulk-tonnage, disseminated silver-gold deposits. Magellan plans to conduct an initial drilling program in 2017 aimed at defining a National Instrument (“NI”) 43-101-compliant resource.

“We are excited by the promising potential for a major discovery, which would create extraordinary value for our shareholders”, commented CEO Pierce Carson. “In Peru, Chile, Argentina and elsewhere, the ‘high sulfidation’ style of epithermal mineralization as represented at Niñobamba has produced world-class multi-million ounce gold-silver deposits worth billions of dollars.”

Magellan intends to focus its initial exploration efforts on the original Niñobamba concession drilled by AngloGold in 2001 and trenched by Rio Silver in 2012. Two subparallel zones of silver-gold and silver mineralization, the “Niñobamba North Zone” and the “Niñobamba South Zone,” exhibit good continuity, substantial widths at surface and strike extents of 400+ meters. These zones constitute high priority targets for discovery of outcropping, bulk-minable disseminated silver-gold deposits. Highlights from two of Anglo’s five diamond drill holes include assay results of 87.0 grams per tonne (“g/t”) silver over a drilled interval of 130 meters starting from a depth of 9 meters, and 54.0 g/t silver over a drilled interval of 96 meters from a depth of 23 meters.

Rio Silver conducted a surface trenching program of seventeen rock-saw cut channels. The trenches were cut perpendicular to the mineralized zones. Highlights of the trench assays from the Niñobamba North Zone include 56 meters of 1.03 g/t gold and 98.9 g/t silver in trench TR-01; 21 meters of 121 g/t silver in trench TR-04; and 108 meters of 62.4 g/t silver in trench TR-05. Highlights of the trench assay results from the Niñobamba South Zone include 42 meters of 131 g/t silver in trench TR-02; 29 meters of 119.3 g/t silver in TR-03; and 23 meters of 92.1 g/t silver in TR-11.

As part of the earn-in agreement, Magellan committed to conduct a 700-meter diamond drilling program in 2017 to further test the Niñobamba North and South Zones. The goal of the drilling program will be to progressively outline a NI 43-101-compliant silver-gold resource in these target areas. The program is anticipated to begin following receipt of drilling permits.

With the recent concession additions, there are potential strike extensions to the southwest of the Niñobamba North and South Zones. Additionally, there are numerous untested or only partially tested new targets to the west on the newly added concessions that previously were the focus of gold and copper exploration programs by Newmont Mining Corporation and Southern Peru Copper Corp. The exploration venture has initiated a compilation of the extensive database now available. The extent and timing of further exploration will be determined once all compiled materials have been reviewed and exploration targets prioritized.

Newmont completed exploration on the most westerly of the exploration venture’s five concessions in 2009-2010. This concession expands the extent of known silver-gold mineralization under the exploration venture’s control to over six kilometers in an east-west direction. Newmont’s exploration program identified four prospective targets, of which the Jorimina zone returned particularly encouraging results. Surface geochemical sampling identified a gold anomalous area of at least 700 meters by 1000 meters. Highlights of surface sampling include results from rock channel samples that returned 17.4 meters of 3.06 g/t gold and 200 meters of 0.26 g/t gold. Geophysical induced-polarization surveys showed four strong chargeability anomalies coinciding with gold-silver anomalies. Two of the four chargeability anomalies were defined as 680 meters by 150 meters and 700 meters by 200 meters.

Newmont drilled thirteen holes totaling 4,377 meters at Jorimina. Six of these holes drilled in the Jorimina Central area encountered significant gold-silver-zinc-lead mineralization in an area 700 meters by 300 meters. One drill hole returned 72.3 meters averaging 1.19 g/t gold starting at a depth of 53 meters. The Jorimina prospects exhibit promising potential for a significant discovery and additional exploration appears to be warranted.

Early mining in the Niñobamba area is known since colonial times, as early as the sixteenth century. In more recent times, significant historical exploration work has been conducted on the Niñobamba concessions by Rio Silver and by several major companies, including AngloGold, Bear Creek Mining, Newmont Mining and Southern Peru Copper Corp. This historical work provides the project with an extensive database comprising geological, geochemical, geophysical and drilling data, as well as numerous gold, silver and combined silver-gold targets in an historic silver mining district with positive infrastructure in mining-friendly Peru.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766